EXHIBIT 4.1.4
AMENDMENT NUMBER FOUR TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     THIS AMENDMENT is made on this 15 day of June, 2004, by Countrywide Financial Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”), which was last amended on December 3, 2003;
     WHEREAS, the Company now wishes to amend the Plan to modify its procedures applicable to the allocation of qualified non-elective contributions;
     WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment Number Four; and
     WHEREAS, unless otherwise provided herein, this Amendment Number Four shall be effective January 1, 2004:
     NOW, THEREFORE, the Company does hereby amend the Plan as follows:
1.	By adding new Subsection (e) to Section 1.01, as follows:

“(e)	‘QNEC Account’ means that portion of the Participant’s Account attributable to QNECs, if any, as adjusted for withdrawals and distributions and the earnings, losses and expenses attributable thereto.”
2. By substituting the phrase “Salary Deferral Contributions, Employer Matching Contributions, Employer Discretionary Contributions, QNECs and Rollover Contributions” for the phrase “Salary Deferral Contributions, Employer Matching Contributions, Employer Discretionary Contributions, and Rollover Contributions” where the latter phrase appears in Section 1.15(e).
3. By adding the following new Section 1.28A, as follows:
“1.28A ‘QNECs’ means qualified non-elective contributions, within the meaning of Treasury Regulation Section 1.401(k)-1(g)(13)(ii), used to satisfy either the Actual Deferral Percentage test under Section 6.03 and/or the Actual Contribution Percentage test under Section 6.04 with respect to any Plan Year.”

4.	By deleting Section 6.03(c) and substituting therefor the following:

“(c)	‘Actual Deferral Percentage’ means, for a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (i) the sum of the amount of Salary Deferral Contributions and QNECs actually paid over to the Trust Fund on behalf of such Participant for the Plan Year to (ii) the Participant’s Section 415 Compensation for such Plan Year but, to the extent applicable, taking into account only compensation paid after the employee first became a Participant in the Plan. For Plan Years beginning after December 31, 1996, this percentage shall be calculated using the current year testing method.”

5.	By deleting Section 6.04(b) and substituting therefor the following:

“(b)	‘Actual Contribution Percentage’ means, for a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (i) the sum of the amount of Employer Matching Contributions, Employer Discretionary Contributions and QNECs actually paid over to the Trust Fund on behalf of such Participant for the Plan Year to (ii) the Participant’s Section 415 Compensation for such Plan Year but, to the extent applicable, taking into account only compensation paid after the employee first became a Participant in the Plan. QNECs that are taken into account for a Plan Year under Section 6.03(c) shall not be taken into account for purposes of this Section 6.04(b). For Plan Years beginning after December 31, 1996, this percentage shall be calculated using the current year testing method.”

6.	By deleting Section 6.06(c) and substituting therefor the following:

“(c)	To the extent permitted under the Code and applicable Treasury Regulations, within twelve (12) months after the close of a Plan Year (or within such greater time if permitted by the Internal Revenue Service), the Participating Employer, in its sole discretion, may make QNECs on behalf of one or more Non-highly Compensated Employees to be allocated to their QNEC Accounts in an amount sufficient to satisfy one or both of the tests set forth in Sections 6.03 and 6.04. QNECs shall be allocated to Participants who are Non-highly Compensated Employees, starting with the Participant with the lowest Compensation for the Plan Year, until such Participant has reached the limitation under Section 6.08 hereof and then allocating QNECs similarly to the remaining group of such Participants, in ascending order of Compensation, until the QNECs are fully utilized. Once the QNECs are fully utilized, no further allocations will be made to any remaining Participants in the group of Non-highly Compensated Employees. For any such Plan Year, the Administrator shall designate whether QNECs contributed by a Participating Employer are to be used to satisfy the test under Section 6.03 or under Section 6.04 or, if both, the portion of QNECs to be applied towards satisfaction of each test. From and after the Plan Year with respect to which Proposed Treasury Regulation Section 1.401(k)-2 first becomes effective, the allocation of QNECs to eligible Participants who are Non-highly Compensated Employees shall not be made to each such Participant until the limitation under Section 6.08 is attained; instead, the allocation to each such Participant shall be equal to the Participant’s Compensation multiplied by the greater of five percent (5%) or two (2) times the Plan’s ‘representative contribution rate’, as defined under Proposed Treasury Regulation Section 1.401(k)-2(a)(6)(iv)(B) or such other maximum allocation rate permitted by the final version of Proposed Treasury Regulation Section 1.401(k)-2(a)(6)(iv).”

7.	By deleting Section 8.04(c) and substituting therefor the following:

“(c)	A Participant’s Salary Deferral Contribution Account and QNEC Account may be invested up to fifty percent (50%) in Company Stock. A Participant may change his investment election with respect to existing investments in Company Stock in any Salary Deferral Contribution, QNEC Account and Rollover Contribution Account, provided that at the time of such change, the value of the Participant’s investment in Company Stock shall not exceed fifty percent (50%) of the total value of the Participant’s Salary Deferral Contribution Account, QNEC Account and Rollover Contribution Account.”

8.	By deleting Section 9.01 and substituting therefor the following:

“9.01	‘Salary Deferral Contribution Account, QNEC Account and Rollover Contribution Account.’
A Participant’s interest in his or her Salary Deferral Contribution Account, QNEC Account and Rollover Contribution Account, if any, shall be fully vested and nonforfeitable at all times.”
9.	By deleting Section 9.05(a) and substituting therefor the following:

“(a)	Forfeitures shall be used, at the discretion of the Administrator, to pay administrative expenses of the Plan, to fund QNECs for the current or immediately preceding Plan Year or to reduce the amount of Employer Matching Contributions and Employer Discretionary Contributions which are to be made by the Participating Employer for the current or following Plan Year.”
10. By substituting the phrase “Salary Deferral Contribution Account, Rollover Contribution Account, QNEC Account and Employer Contribution Account” for the phrase “Salary Deferral Contribution Account, Rollover Contribution Account and Employer Contribution Account” each time the latter phrase appears in Article 10.
11. By substituting the term “QNECs” for the phrase “Qualified Nonelective Contributions” where the latter phrase appears in Section 13.03.

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment Number Four.
     IN WITNESS WHEREOF, the Company has caused this Amendment Number Four to be executed on the day and year first above written.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ LEORA GOREN

Title:	MD, Human Resources

ATTEST:

/s/ GERARD A. HEALY
Title: Assistant Secretary

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